Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121

Community Bank System
Enters Into Agreement To Acquire
Northeast Retirement Services, Inc.

SYRACUSE, N.Y. — December 5, 2016 — Community Bank System, Inc. (NYSE: CBU) announced today that is has entered into an agreement to acquire Northeast Retirement Services, Inc. ("NRS"), a leading provider of plan accounting, transfer agency, fund administration, trust and retirement plan services.  Upon the closing of the transaction, NRS will become a subsidiary of Benefit Plans Administrative Services, Inc. ("BPAS"), a wholly-owned subsidiary of Community Bank System.  The cash and stock transaction is valued at approximately $140 million and is expected to close in the first quarter of 2017, subject to certain shareholder and regulatory approvals.  The transaction has been unanimously approved by the boards of directors of both companies.
BPAS is a national provider of employee benefit related services, including defined contribution, VEBA/HRA, actuarial and pension services, and collective investment fund and institutional trust services.
Founded in 1999, NRS is a privately held corporation based in Woburn, Massachusetts, focused on providing institutional transfer agency, master recordkeeping services, custom target date fund administration, trust product administration and customized reporting services to institutional clients.  Its wholly-owned subsidiary, Global Trust Company ("GTC"), was chartered in the State of Maine in 2008, as a non-depository trust company which provides fiduciary services for collective investment trusts and other products.
The combination of NRS and BPAS will create an organization with over $80 million in annual revenue, over $50 billion in trust assets and 3,800 retirement and other employee benefit plan administration clients throughout the United States and Puerto Rico.
"We are very excited to be partnering with NRS, a respected and growing provider of customized institutional trust services," said Community Bank System President and Chief Executive Officer, Mark E. Tryniski.  "The transaction will strengthen and complement our existing BPAS businesses, and represents an attractive and balanced utilization of our strong currency and existing surplus capital.  We are delighted to welcome the entire NRS team to the Community Bank System organization and look forward to the future of the combined company.  We are also pleased that Thomas Forese, President and Chief Executive Officer of NRS, and the entirety of the current leadership team will continue in their capacities with NRS after the combination, as an operating subsidiary of BPAS."

Thomas Forese, President and Chief Executive Officer of NRS commented, "Our Board of Directors and senior management team, in considering various strategic alternatives, placed great value on the compatibility of Community Bank System's culture, employees, strategy and leadership with those of NRS.  The transaction also provides excellent value and liquidity for NRS shareholders.  I am extremely proud of our organization and its legacy of customer service.  We are pleased to be joining Community Bank System, which shares our passion of providing highly customized and integrated services to clients.  NRS remains committed to supporting the evolving needs of existing and potential clients through flexible technology and consultative solutions out of our Woburn facility.  We look forward to working closely with BPAS and the entire Community Bank System organization to complete the transaction.  In short, this partnership is exciting news for our customers, employees, and shareholders."
Under the terms of the agreement, shareholders of NRS will receive consideration of approximately $140 million, in the form of approximately $70 million of Community Bank System, Inc. common stock and $70 million in cash.  Excluding acquisition-related expenses, it is expected that the impact of the transaction will be $0.04 accretive to Community Bank System's GAAP earnings per share in its first full year and approximately $0.05 accretive in its second year.  Community Bank System anticipates that the transaction will be approximately $0.16 accretive to its cash earnings per share in the first full year, excluding acquisition-related expenses, and $0.17 accretive to cash EPS in its second year.
Raymond James & Associates acted as exclusive financial advisor to Community Bank System and Cadwalader, Wickersham & Taft LLP acted as its legal advisor.  Loomis & Co. acted as exclusive financial advisor to NRS and Nutter McClennen & Fish LLP acted as its legal advisor.

Community Bank System, Inc. operates more than 200 customer facilities across Upstate New York and Northeastern Pennsylvania through its banking subsidiary, Community Bank, N.A.  With assets of approximately $8.7 billion, the DeWitt, N.Y. headquartered company is among the country's 150 largest financial institutions.  In addition to a full range of retail and business banking services, the Company offers comprehensive financial planning, insurance and wealth management services.  The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration and trust services, and actuarial and consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU.  For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  These statements are based on the current beliefs and expectations of CBU's management and CBU does not assume any duty to update forward-looking statements.